                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                  BIOGEN, INC.
                (Name of Registrant as Specified in Its Charter)

                                      [ ]
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

[BIOGEN LOGO]


Notice of 1999 Annual Meeting
and Proxy Statement

--------------------------------------------------------------------------------
[BIOGEN LOGO]




                                                                     May 7, 1999


Dear Stockholder:

     You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Biogen, Inc. to be held at 10:00 a.m. on Friday, June 11, 1999 at the Company's offices located at 12 Cambridge Center, Cambridge, Massachusetts.

     At the Annual Meeting, four persons will be elected to the Board of Directors. The Board of Directors recommends the re-election of the nominees named in the Proxy Statement. In addition, the Company will ask the stockholders to ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 1999 and to approve an amendment to the Company's Articles of Organization to increase the number of authorized shares of Common Stock.

     Whether you plan to attend the Annual Meeting or not, it is important that you promptly fill out, sign, date and return the enclosed proxy card in accordance with the instructions set forth on the card. This will ensure your proper representation at the Annual Meeting.



                                          Sincerely,



                                          /s/ James L. Vincent
                                          ---------------------------------
                                          James L. Vincent
                                          Chairman of the Board and Chief
                                          Executive Officer



     YOUR VOTE IS IMPORTANT. PLEASE REMEMBER TO RETURN YOUR PROXY PROMPTLY.

                                  BIOGEN, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 11, 1999

TO THE STOCKHOLDERS OF BIOGEN, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Biogen, Inc., a Massachusetts corporation, will be held at 10:00 a.m. on Friday, June 11, 1999 at Biogen's offices located at 12 Cambridge Center, Cambridge, Massachusetts 02142 for the following purposes:

          1. To elect four members to the Board of Directors to serve for a three-year term ending at the Annual Meeting of Stockholders in 2002 and until their successors are duly elected and qualified or their earlier resignation or removal.

          2. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 1999.

          3. To approve an amendment to the Company's Articles of Organization to increase the number of authorized shares of Common Stock, par value $.01 per share, from 110,000,000 shares to 375,000,000 shares.

          4. To transact such other business as may be properly brought before the Meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on April 15, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and at any adjournments thereof.

     All stockholders are cordially invited to attend the Meeting. However, to ensure your representation, you are requested to complete, sign, date and return the enclosed proxy as soon as possible in accordance with the instructions on the proxy card. A return addressed envelope is enclosed for your convenience.



                                            BY ORDER OF THE BOARD OF DIRECTORS



                                            /s/ JAMES L. VINCENT
                                            ----------------------------------
                                            JAMES L. VINCENT
                                            Chairman of the Board and Chief
                                            Executive Officer


Cambridge, Massachusetts
May 7, 1999

                                  BIOGEN, INC.
                              14 CAMBRIDGE CENTER
                         CAMBRIDGE, MASSACHUSETTS 02142
                                 (617) 679-2000

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 11, 1999

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Biogen, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders (the "Meeting") which will be held at the Company's offices at 12 Cambridge Center, Cambridge, Massachusetts on Friday, June 11, 1999 at 10:00 a.m. for the purposes stated in the accompanying Notice of Annual Meeting of Stockholders. Shares represented by valid proxies, received in time for the Meeting and not revoked prior to the Meeting, will be voted at the Meeting. A stockholder may revoke a proxy before the proxy is voted by delivering to the Clerk of the Company a signed statement of revocation or a duly executed proxy bearing a later date. Any stockholder at the Meeting who has executed a proxy but is present may vote in person by revoking the proxy. This Proxy Statement and the accompanying proxy are being mailed on or about May 10, 1999 to all stockholders entitled to notice of and to vote at the Meeting.

     The close of business on April 15, 1999 is the record date for determining the stockholders entitled to notice of and to vote at the Meeting. On that date, the Company had 75,263,543 shares of Common Stock outstanding and entitled to vote.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors consists of twelve members divided into three equal classes serving staggered three-year terms. The term of one class of directors expires at the Meeting. Four directors are to be elected to the class whose term expires at the Meeting. They will hold office until the Annual Meeting of Stockholders in 2002 and until their successors assume office unless they resign or are removed.

VOTE

     A plurality of the votes cast at the Meeting is required to elect a director. If any nominee is unable or unwilling to accept nomination or election, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend. THE BOARD OF DIRECTORS RECOMMENDS ELECTION OF THOMAS F. KELLER, ROGER H. MORLEY, PHILLIP
A. SHARP AND JAMES C. MULLEN AS DIRECTORS.

INFORMATION ABOUT THE DIRECTORS

[PICTURE]                 Director since 1991; Member of the class of directors
Alexander G. Bearn, M.D.  with term ending in 2000; Executive Officer of the
(76)                      American Philosophical Society since 1997; Visiting
                          Physician, Adjunct Professor at the Rockefeller
                          University in New York since 1966 and Trustee of the Rockefeller University since 1970; Trustee of Howard
                          Hughes Medical Institute since 1987; from 1979 to
                          1988, Senior Vice President for Medical and
                          Scientific Affairs of the International Division of
                          Merck & Co.; Director of Vasomedical, Inc.; member of the Scientific Board of the Company and nominated as a director pursuant to designation by the Scientific
                          Board.

[PICTURE]                 Director since 1990; Member of the class of directors
Alan Belzer               with term ending in 2001; President, Chief Operating
(age 66)                  Officer and Director, Allied-Signal, Inc. from 1988 to
                          1993; from 1983 to 1988, Executive Vice President and
                          President, Engineered Materials Sector, Allied-Signal,
                          Inc.

[PICTURE]                 Director since 1986; Member of the class of directors
Harold W. Buirkle         with term ending in 2000; Managing Director, The
(age 78)                  HenleyGroup, Inc. from 1986 to 1990; from 1983 to
                          1985, Executive Vice President, Finance and Planning,
                          Allied Corporation (now Allied-Signal, Inc.).

[PICTURE]                 Director since 1997; Member of the class of directors
Mary L. Good, Ph.D.       with term ending in 2001; Managing Member, Venture
(age 67)                  Capital Investors, LLC since 1997; Donaghey
                          University Professor at University of Arkansas at
                          Little Rock since September 1998; Under Secretary for Technology, United States Department of Commerce from 1993 to 1997; Senior Vice President, Technology,
                          Allied Signal, Inc. from 1988  to 1993; Director of
                          IDEXX Laboratories and Whatman Co. plc.

[PICTURE]                 Director since 1996; R.J. Reynolds Professor of
Thomas F. Keller, Ph.D.   Business Administration, Duke University, since 1974;
(age 67)                  Dean, Fuqua School of Business, Duke University, from
NOMINEE FOR RE-ELECTION   1974 until 1996; Director of American Business
                          Products, LADD Furniture Co., Inc., Dimon, Inc.,
                          Wendy's International, Nations Funds and Mentor
                          Series Trust.

[PICTURE]                 Director since 1987; Vice President, Schiller
Roger H. Morley           International University, Heidelberg, Germany since
(age 67)                  1983; Co-Managing Director, R&R Inventions Ltd.,
NOMINEE FOR RE-ELECTION   Birmingham, U.K; Advisory Director of Bank of
                          America, Illinois; Director, Blyth Industries.

                          Director since April 1999; President and Chief
[PICTURE]                 Operating Officer of Biogen, Inc. since January 1999;
James C. Mullen           Vice President-International of Biogen, Inc. from
(age 40)                  1996 until January 1999; Vice President-Operations of
NOMINEE FOR RE-ELECTION   Biogen, Inc. from 1991 to 1996. Prior to joining
                          Biogen in 1989, Mr. Mullen held various positions of responsibility at Smith Kline-Beckman Corporation
                          (now SmithKline Beecham) from 1984 to 1988, including
                          Director Engineering SmithKline and French
                          Laboratories Worldwide.

[PICTURE]                 Director since 1980; Member of the class of directors
Sir Kenneth Murray, Ph.D. with term ending in 2001; Biogen Professor of
(age 68)                  Molecular Biology, University of Edinburgh, Scotland
                          since 1984 (Emeritus since 1998); during 1985 and 1986, Interim Research Director of Biogen S.A; Fellow of the Royal Society; Vice Chairman of the Scientific
                          Board of the Company and nominated as a director pursuant to designation by the Scientific Board.

[PICTURE]                 Director since 1982; Institute Professor, Center for
Phillip A. Sharp, Ph.D.   Cancer Research Massachusetts Institute of Technology
(age 54)                  since March 1999; from 1991 until March 1999,
NOMINEE FOR RE-ELECTION   Salvador E. Luria Professor and Head of the
                          Department of Biology, Center for Cancer Research,
                          MIT; Director of the Center for Cancer Research at
                          MIT from 1985 to 1991; Chairman of the Scientific
                          Board of the Company and nominated as a director pursuant to designation by the Scientific Board;
                          Nobel Laureate.

[PICTURE]                 Director since 1997; Member of the class of directors
Alan K. Simpson           with term ending in 2000; United States Senator from
(age 67)                  Wyoming from 1979 to 1997; Director of PacifiCorp.
                          and I.D.S.-American Express.

[PICTURE]                 Director since 1986; Member of the class of directors
James W. Stevens          with term ending in 2001; Chairman, Prudential Asset
(age 62)                  Management Group from 1993 to 1995; Executive Vice
                          President, The Prudential Insurance Company of
                          America and Prudential Investment Corporation from
                          1987 to 1995; Managing Director, Dillon, Read &
                          Company Inc. from 1985 until 1987; from 1984 until
                          1985, Group Executive of Citicorp and Citibank N.A.
                          and Chairman of Citicorp Venture Capital, Ltd;
                          Director of Maxcor Financial Group Inc. and Pen-Tab
                          Industries, Inc.

[PICTURE]                 Director since 1985; Member of the class of directors
James L. Vincent          with term ending in 2000; Chairman of the Board of
(age 59)                  Directors of Biogen, Inc. since 1985; Chief Executive
                          Officer of Biogen, Inc. since December 1998 and from
                          1985 until February 1997, and President from 1985 to
                          February 1994; from 1982 to 1985, Group Vice
                          President, Allied Corporation (now Allied-Signal,
                          Inc.) and President, Allied Health and Scientific
                          Products Company; from 1979 through 1980, Executive
                          Vice President, Chief Operating Officer and a
                          Director of Abbott Laboratories, Inc.; Director of
                          CuraGen Corporation.

INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

     The Board has a Compensation and Management Resources Committee, a Finance and Audit Committee, a Stock and Option Plan Administration Committee, a Nominating Committee and a Project Share Committee. The Compensation and Management Resources Committee, whose members are Roger Morley (Chairman), Harold W. Buirkle, Mary L. Good, Phillip A. Sharp and James L. Vincent, makes recommendations to the Board concerning remuneration and benefits for senior executives, and reviews executive development and succession. The Finance and Audit Committee, whose members are Harold W. Buirkle (Chairman), Alan Belzer, James W. Stevens, Thomas F. Keller and James C. Mullen, reviews the Company's quarterly and annual financial statements and Annual Report on Form 10-K, considers matters relating to accounting policy and internal controls, reviews the scope of annual audits, recommends independent public accountants to the Board and makes recommendations concerning financial, investment and taxation policies. The Project Share Committee, whose members are Phillip A. Sharp (Chairman), Kenneth Murray and James L. Vincent, recommends to the Board stock and stock option awards for scientific consultants. The Stock and Option Plan Administration Committee, whose members are Roger H. Morley and Harold W. Buirkle, administers certain stock and stock option plans. The Nominating Committee whose members are Alan Belzer (Chairman), Kenneth Murray, Alexander G. Bearn, James W. Stevens and James L. Vincent, identifies, evaluates and nominates candidates to fill Board positions. The Nominating Committee will consider nominees recommended by the Company's stockholders. Stockholders wishing to nominate a person for election to the Board of Directors must follow the procedures described in the Company's By-laws.

     The Board of Directors met six times in 1998. Each of the Committees, except for the Project Share Committee and the Nominating Committee, met five times in 1998. Neither the Project Share Committee nor the Nominating Committee met in 1998. No director attended fewer than 75% of the total number of meetings of the Board or of Committees of the Board on which he or she served during 1998.

     Non-employee members of the Company's Board of Directors receive a $20,000 per year retainer, $1,500 for each Board meeting attended and $500 for attending each meeting of Committees of the Board on which they serve, except for Committee chairmen, who receive $1,000 per Committee meeting attended. Those directors who are members of the Company's Scientific Board and who are not Company employees also received in 1998 an annual consulting fee of $20,000, $2,000 per day for Scientific Board meetings, and $500 per day for each full working day spent in the Company's laboratories, except for the Chairman of the Scientific Board whose annual consulting fee in 1998 was $75,000. Directors who are not members of the Company's Scientific Board are eligible to participate in the Company's 1985 Non-Qualified Stock Option Plan (the "1985 Plan"). In 1998, James W. Stevens, Harold W. Buirkle and Roger H. Morley were each granted options for the purchase of 30,000 shares of the Company's Common Stock under the 1985 Plan. Directors who are members of the Scientific Board are eligible to participate in the Company's 1987 Scientific Board Stock Option Plan (the "1987 Plan"). In 1998, Alexander G. Bearn and Kenneth Murray were each granted options for the purchase of 30,000 shares of the Company's Common Stock under the 1987 Plan, and Phillip A. Sharp was granted an option for the purchase of 75,000 shares. Directors may defer all or part of their cash compensation pursuant to the Company's Voluntary Board of Directors Savings Plan.

                        RATIFICATION OF THE SELECTION OF
                            INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected PricewaterhouseCoopers LLP, independent accountants, to examine the financial statements of the Company for the year ending December 31, 1999. PricewaterhouseCoopers examined the Company's financial statements for the year ended December 31, 1998. If the stockholders do not ratify the selection of PricewaterhouseCoopers as the Company's independent accountants, the Board of Directors will reconsider its selection. The Company expects that representatives of PricewaterhouseCoopers will attend the Meeting, have the opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

                                SHARE OWNERSHIP

     The following table sets forth information as of April 7, 1999 concerning the ownership of Common Stock by each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's outstanding shares of Common Stock, each current member of the Board of Directors, each of the executive officers named in the Summary Compensation Table included in this Proxy Statement and all current directors and executive officers as a group. Except as otherwise noted, the persons or entities identified have sole voting and investment power with respect to their shares.

                                              SHARES BENEFICIALLY OWNED
                                              -------------------------
NAME AND ADDRESS**                             NUMBER(1)      PERCENT(1)
------------------                             ---------      ----------

Alexander G. Bearn..........................     30,200(2)         *
Alan Belzer.................................    104,000(3)         *
Harold W. Buirkle...........................    201,500            *
Mary L. Good................................     20,000(3)         *
Thomas F. Keller............................     20,400(4)         *
Roger H. Morley.............................     40,000(3)         *
Kenneth Murray..............................    424,000(5)         *
Phillip A. Sharp............................    458,000(6)         *
Alan K. Simpson.............................      9,320(7)         *
James W. Stevens............................    152,000(8)         *
James R. Tobin..............................          0            0
James L. Vincent............................    825,513(9)      1.09%
James C. Mullen.............................    236,974(10)        *
Joseph M. Davie.............................    272,044(11)        *
Irving H. Fox...............................     13,236(12)        *
Michael J. Astrue...........................    108,922(13)        *
All current executive officers and
  directors as a group (23 persons).........  3,380,121(14)     4.36%

FMR Corp....................................  7,565,800(15)     10.6%
82 Devonshire St
Boston, MA 02109

Neuberger Berman, LLC.......................  4,156,665(16)     5.53%
605 Third Ave
New York, NY 10158-3698


---------------

  * Represents beneficial ownership of less than 1% of the Company's outstanding shares of Common Stock.

 ** Addresses are given only for beneficial owners of more than 5% of the Company's outstanding shares of Common Stock.

 (1) All references to options in these notes mean those options which are held by the respective person on April 7, 1999 and which are exercisable on April 7, 1999 or become exercisable on or before sixty days after April 7, 1999. The calculation of percentages is based upon the number of shares issued and outstanding at April 7, 1999, plus shares subject to options held by the respective person at April 7, 1999, which are exercisable on April 7, 1999 or become exercisable on or before sixty days after April 7, 1999.

 (2) Includes 30,000 shares which may be acquired pursuant to options.

 (3) Represents shares which may be acquired pursuant to options.

 (4) Includes 20,000 shares which may be acquired pursuant to options. Shares are held by a partnership of which Dr. Keller is a general partner.

 (5) Includes 72,000 shares which may be acquired pursuant to options.

 (6) Includes 102,000 shares which may be acquired pursuant to options.

 (7) Includes 9,320 shares which may be acquired pursuant to options, and includes option shares held by Mr. Simpson's wife.

 (8) Includes 72,000 shares which may be acquired pursuant to options.

 (9) Includes 792,500 shares which may be acquired pursuant to options. Certain of the shares acquired upon exercise of such options are subject to repurchase by the Company under certain circumstances. Includes 1,213 shares held under the Company's 401(k) plan.

(10) Includes 223,133 shares which may be acquired pursuant to options and 851 shares held under the Company's 401(k) plan.

(11) Includes 261,142 shares which may be acquired pursuant to options and 272 shares held under the Company's 401(k) plan.

(12) Includes 936 shares held under the Company's 401(k) plan.

(13) Includes 96,866 shares which may be acquired pursuant to options and 478 shares held under the Company's 401(k) plan.

(14) Includes 2,258,543 shares which may be acquired pursuant to options. Does not include shares which may be purchased after March 1999 by executive officers who are currently participants in the 1983 Employee Stock Purchase Plan. Includes 8,250 shares held under the Company's 401(k) plan.

(15) FMR Corp. ("FMR") is a holding company. Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR, is the beneficial owner of 7,434,000 shares as a result of acting as an investment adviser to several investment companies and as a result of acting as subadviser to Fidelity American Special Situations Trust ("FASST"). Fidelity Management Trust Company ("FMTC"), a wholly-owned subsidiary of FMR, is the beneficial owner of 96,700 shares as a result of its serving as an investment manager of institutional accounts. Also included are 36,000 shares held by Fidelity International Limited ("FIL") as the result of its acting as an investment advisor to several investment companies. The amount beneficially owned by FIL includes 900 shares owned by FASST which are also included in the amount reported as beneficially owned by Fidelity. FMR, Edward C. Johnson 3rd and Abigail P. Johnson, through their control of FMR, have sole power to dispose of 7,433,100 of the shares beneficially owned by Fidelity and all of the shares beneficially owned by FMTC and have sole power to vote 52,000 of the shares beneficially owned by FMTC. The power to vote the shares beneficially owned by Fidelity resides with the funds' Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds' Board of Trustees. FIL, FMR Corp, through its control of Fidelity, and FASST each has sole power to vote and to dispose of the 900 shares held by FASST. The above information was reported on Schedule 13G as of January 7, 1999.

(16) Neuberger Berman, LLC and Neuberger Berman Management, Inc. serve as sub-adviser and investment manager, respectively, of Neuberger Berman's various mutual funds, and as such are deemed to be beneficial owners of the shares held by the funds. Neuberger Berman has sole voting power over 2,775,200 of the shares, and shares dispositive power over all of the shares. The above information was reported on a Schedule 13-G as of February 5, 1999.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation of those persons who served as the Company's Chief Executive Officer in 1998 and the four other most highly compensated executive officers (the "Named Executive Officers") during the three fiscal years ended December 31, 1998.

SUMMARY COMPENSATION TABLE

                                                                                         LONG TERM
                                                  ANNUAL COMPENSATION                  COMPENSATION
                                     ----------------------------------------------   ---------------
                                                                                          SHARES
NAME AND PRINCIPAL                                                   OTHER ANNUAL       UNDERLYING         ALL OTHER
POSITION(1)                          YEAR     SALARY      BONUS     COMPENSATION(2)    OPTIONS(#)(1)    COMPENSATION(3)
------------------                   ----     ------      -----     ---------------    -------------    ---------------

James L. Vincent...................  1998   $1,014,000   $      0      $      0            60,000           $19,279
  Chairman of the Board              1997      975,000          0             0           150,000            33,564
  and Chief Executive Officer        1996      860,000    750,000             0                 0            31,167

James R. Tobin.....................  1998      634,998    540,000        21,626           220,000             4,602
  Former President and               1997      573,575    400,000        43,447           240,000             5,355
  Chief Executive Officer            1996      460,000    275,000       161,707                 0             4,618

Joseph M. Davie....................  1998      329,992     80,000             0            10,000             8,530
  Senior Vice President --           1997      310,000     74,500        25,000            10,000             8,685
  Research                           1996      296,000     58,000        25,000            10,000             6,964

Irving H. Fox......................  1998      265,980     64,500             0             5,000             9,106
  Former Vice President --           1997      256,000     61,500             0            10,000             6,760
  Medical Affairs                    1996      246,500     66,500        35,000            10,000             6,032

James C. Mullen....................  1998      260,000     70,900             0            30,000             4,010
  President and                      1997      245,000     59,000        67,757            20,000             3,472
  Chief Operating Officer            1996      216,500     64,000             0            20,000             3,137

Michael J. Astrue..................  1998      250,000     76,500             0            15,000             4,030
  Vice President --                  1997      225,000     61,000             0            12,000             4,081
  General Counsel                    1996      210,000     53,000        19,818            10,000             3,667

---------------

(1) Mr. Vincent became Chief Executive Officer in December 1998 after the resignation of James R. Tobin. Mr. Vincent served as Chairman during all of 1998. Dr. Fox resigned as Vice President -- Medical Affairs in January 1999. The options granted to Mr. Tobin and Dr. Fox in 1998 lapsed unvested upon their respective resignations.

(2) Other Annual Compensation in 1998 for Mr. Tobin includes the portion of payments made under a contingent bonus and mortgage loan forgiveness program in connection with his hiring which became vested during the last fiscal year in the amount of $21,626.

(3) All Other Compensation in 1998 for all of the named individuals includes the dollar value of matching contributions made in shares of the Company's Common Stock during the last fiscal year under the Company's 401(k) plan in the amount of $2,400 for each of the named individuals, and matching amounts of less than $100 per officer made by the Company under its non-qualified Voluntary Executive Supplemental Savings Plan for compensation in excess of the amount that may be taken into account under the 401(k) plan. All Other Compensation also includes, for each of the named individuals, the dollar value of premiums paid by the Company during the last fiscal year with respect to term life insurance for their benefit under an executive life insurance program in the amount of $16,779 for Mr. Vincent, $2,102 for Mr. Tobin, $6,030 for Dr. Davie, $6,606 for Dr. Fox, $1,510 for Mr. Mullen and $1,530 for Mr. Astrue.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding options granted to the Named Executive Officers in 1998.

                                                                                       POTENTIAL REALIZABLE
                                              INDIVIDUAL GRANTS                          VALUE AT ASSUMED
                            ------------------------------------------------------        ANNUAL RATES OF
                            NUMBER OF      % OF TOTAL                                       STOCK PRICE
                              SHARES        OPTIONS                                      APPRECIATION FOR
                            UNDERLYING      GRANTED                                       OPTION TERM(2)
                             OPTIONS      TO EMPLOYEES     EXERCISE     EXPIRATION   -------------------------
NAME                         GRANTED(1)   IN FISCAL YEAR   PRICE($/SH)      DATE         5%($)        10%($)
----                        ----------    --------------   -----------   ----------   -----------   -----------
James L. Vincent..........    60,000           4.05        $81.4688      12/11/08    $ 3,074,113   $ 7,790,409
James R. Tobin(3).........   220,000          14.80         81.4688      12/11/08     11,271,746    28,564,834
Joseph M. Davie...........    10,000           0.67         81.4688      12/11/08        512,352     1,298,402
Irving H. Fox(3)..........     5,000           0.34         81.4688      12/11/08        256,176       649,201
James C. Mullen...........    30,000           2.02         81.4688      12/11/08      1,537,056     3,895,205
Michael J. Astrue.........    15,000           1.01         81.4688      12/11/08        768,528     1,947,602


---------------

(1) All options listed were granted pursuant to the 1985 Plan at the market price on the date of grant and have ten-year terms. All of the options, except those granted to Mr. Vincent, vest annually in equal installments over five years, commencing one year from the date of grant. The options granted to Mr. Vincent are immediately exercisable, but the shares issuable upon exercise of the options are subject to repurchase by the Company under certain conditions and for a specified period.

(2) The potential realizable values for all stockholders at the assumed annual rates of stock price appreciation of 5% and 10% would be $3,769,346,668 and $9,552,270,167, respectively. These values assume increases in the value of the shares of Common Stock outstanding at December 31, 1998 at the stated percentages over a ten-year period from an initial value of $81.4688, the average of the high and low sales prices of the Company's Common Stock on December 31, 1998.

(3) The options granted to Mr. Tobin and Dr. Fox in 1998 lapsed unvested upon their respective resignations from the Company.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

     The following table sets forth information regarding options held by the Named Executive Officers of the Company in 1998. The table does not reflect transactions which have occurred to date in 1999.

                                                               NUMBER OF SHARES               VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                                                             OPTIONS AT YEAR-END                 AT YEAR-END(1)
                        SHARES ACQUIRED      VALUE      ------------------------------   ------------------------------
         NAME           ON EXERCISE(#)     REALIZED     EXERCISABLE(2)   UNEXERCISABLE   EXERCISABLE(2)   UNEXERCISABLE
         ----           ---------------   -----------   --------------   -------------   --------------   -------------

James L. Vincent......            0       $        0       627,500                0       $30,187,942      $         0
James R. Tobin(3).....            0                0       560,142          849,858        31,830,984       32,030,508
Joseph M. Davie.......            0                0       361,142          168,858        24,451,138       10,416,388
Irving H. Fox(3)......       47,000        2,560,145       147,000           44,000         9,075,556        2,067,964
James C. Mullen.......       20,000          517,560       223,133          103,867        13,978,668        3,903,703
Michael J. Astrue.....            0                0       136,866           77,134         8,938,983        3,648,410


---------------

(1) The value of unexercised in-the-money options at year-end assumes a fair market value for the Company's Common Stock of $81.4688, the average of the high and low sales prices of the Company's Common Stock on December 31, 1998.

(2) The options granted to Mr. Vincent are immediately exercisable, but the shares issuable upon exercise of the options are subject to repurchase by the Company under certain conditions and for a specified period.

(3) The options granted to Mr. Tobin and Dr. Fox in 1998 lapsed unvested upon their respective resignations from the Company.

PENSION PLAN

     The Company has a defined benefit pension plan in which all regular U.S. employees participate as of the first day of the quarter following date of hire. Benefits are expressed as cash balance accounts. At the end of each plan year, the Company makes a contribution to the participant's account in the form of a basic credit ranging from 2% to 15% of the participant's compensation during the year depending on participant's age. In addition, a participant may receive a supplemental credit equal to 3% (or the participant's basic credit percentage, if less) of compensation during the year in excess of the participant's Social Security covered compensation level. Account balances grow each year at a specified rate of interest equal to the average of the One-Year Treasury Bill (T-bill) rate for the prior year plus 1%. The plan's interest credit will not be less than 5.25% nor more than 10%. A participant is eligible to retire and begin receiving his or her vested benefit from the plan as early as age 55. The total account balance is converted to a monthly pension at retirement. Alternatively, a participant may elect to receive his or her account balance as a lump sum. For 1995 and earlier years, the benefit formula provided at different times varying amounts of benefit accrual. A participant's vested interest in the plan is subject to a graded vesting schedule based on years of service with Biogen and fully vests after seven years of service.

     The Company also maintains a Supplemental Executive Retirement Plan ("SERP"). The SERP provides benefits that, due to tax law limits, cannot be paid from the qualified pension plan. For certain executive officers, the SERP also preserves the level of retirement benefits provided under the pension plan's benefit formula before its amendment effective in 1989 to comply with the Tax Reform Act of 1986.

     The following table shows estimated annual benefits payable upon normal retirement (age 65) for life under the pension plan and the SERP. These estimates assume that account balances will grow 7% each year, that an employee will work for the Company until normal retirement age with no change from 1998 compensation, and that the participant's Social Security covered compensation level will not change.

                                                          YEARS OF SERVICE
CURRENT SALARY                       ----------------------------------------------------------
PLUS BONUS                              15          20          25          30           35
--------------                       --------    --------    --------    --------    ----------
$  300,000.......................    $ 94,000    $131,000    $176,000    $231,000    $  299,000
   400,000.......................     128,000     178,000     239,000     315,000       409,000
   500,000.......................     161,000     225,000     302,000     400,000       518,000
   600,000.......................     194,000     271,000     365,000     484,000       628,000
   700,000.......................     227,000     318,000     429,000     568,000       738,000
   800,000.......................     260,000     365,000     492,000     652,000       847,000
   900,000.......................     293,000     411,000     555,000     736,000       957,000
 1,000,000.......................     326,000     458,000     618,000     820,000     1,067,000
 1,100,000.......................     359,000     505,000     682,000     905,000     1,176,000
 1,200,000.......................     393,000     551,000     745,000     989,000     1,286,000
 1,300,000.......................     426,000     598,000     809,000    1,074,000    1,415,000


     The (i) current pensionable earnings (salary and bonus), (ii) current years of service, and (iii) projected total service at age 65 are as follows for each of the current executive officers named in the compensation and option tables:
Mr. Vincent ($1,014,000, 13.5 years, 19 years (projected)); Dr. Davie ($409,992,
6.0 years, 11.5 years (projected)); Mr. Mullen ($330,900, 10 years, 34 years (projected)) and Mr. Astrue ($326,500,

6 years, 28 years (projected). The 1998 pensionable earnings (salary and bonus) and years of service as of date of resignation for Mr. Tobin and Dr. Fox are $1,174,998, 5 years and $320,480, 9 years, respectively.

EMPLOYMENT ARRANGEMENTS WITH THE COMPANY AND CERTAIN TRANSACTIONS

     Dr. Davie, Mr. Mullen and Mr. Astrue each has an employment agreement with the Company under which he receives executive life insurance and tax preparation services. The employment agreements for Dr. Davie, Mr. Mullen and Mr. Astrue each further provides for compensation in the event of termination by the Company, other than for cause, in the amount of base salary and certain medical benefits, for twelve months or until alternative employment is obtained, if earlier. The employment agreements for each of Dr. Davie, Mr. Mullen and Mr. Astrue also provide for a specified target bonus each year. Mr. Vincent has an employment agreement under which he receives term life, disability, and personal liability insurance, personal income tax preparation and tax audit services. Mr. Vincent's agreement was amended in 1996. Under Mr. Vincent's amended employment agreement, in the event of a non-cause termination (whether by the Company or by Mr. Vincent in certain circumstances, including following a change of control of the Company), Mr. Vincent will be entitled to receive a payment equal to at least 2.5 times and no more than 6.5 times his average annual cash compensation for the three years preceding termination, depending upon the date of termination. In the event of termination, under certain circumstances, Mr. Vincent will be entitled to the continuation of certain benefits until age 65 as well as continued service credit and possible accelerated payment under the Company's SERP. Termination payments will be made together with the amount of certain excise taxes imposed on the termination payments. The amended agreement also includes a three-year non-competition provision and a two-year non-solicitation provision.

     In connection with the hiring of certain executives, the Company has granted bonuses contingent upon the executive's continued employment over a period of years. The Company has also, in the ordinary course of its business, made loans to certain executive officers and other key employees in connection with their hiring to facilitate their relocation to the area.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In 1998, the members of the Compensation and Management Resources Committee, which determines cash remuneration and benefits for senior executives and reviews executive development and succession, were Roger H. Morley, (Chairman), Harold W. Buirkle, Phillip A. Sharp and James L. Vincent, the Chairman of the Board and Chief Executive Officer of the Company.

                    JOINT REPORT ON COMPENSATION PHILOSOPHY
                       BY THE COMPENSATION AND MANAGEMENT
                       RESOURCES COMMITTEE AND STOCK AND
                      OPTION PLAN ADMINISTRATION COMMITTEE

     Having attained its goal of moving from a development-stage company to a fully-integrated pharmaceutical company, Biogen is now focused on achieving continued growth and development. The Company's current strategy towards this objective is to grow the worldwide market for its AVONEX(R) (Interferon Beta-1a) product, develop drugs from its current pipeline, fill its pipeline so that there are new drugs to bring to market in the future, continue to foster the creative energies of the internal research group as a source of new development programs, and do all of this in a financially responsible way so as to maximize value for shareholders. The Company's achievements in 1998 reflect its efforts toward fulfilling this strategy. These achievements included maintaining the position of AVONEX(R) as the market leader in the United States multiple sclerosis market, launching AVONEX(R) in several new geographic markets and achieving market leadership with AVONEX(R) in several European countries, accelerating development of the Company's clinical pipeline and reporting record revenues, net income and earnings per share.

     The goals that Biogen has set and the strategy it has adopted are challenging. The Company's success in achieving its mission to date and the magnitude of this success are due in large part to the Company's philosophy and practice of recruiting, motivating and retaining senior executives with demonstrated talent and managerial leadership skills typically gained from successful experiences in positions of greater scope and responsibility in pharmaceutical and other industry settings. A competitive compensation program has been a crucial part of the Company's efforts. The Biogen executive compensation program consists of three parts: base salary and benefits, annual bonus and stock options. The Company's target for total compensation is to be competitive with major biotechnology companies, generally those peer companies with significant revenues and at least one product successfully developed and marketed, and with pharmaceutical industry companies, on a size-adjusted basis. In 1998, the total compensation package paid to executive officers, other than the Chairman and Chief Executive Officer, was about average compared to the major biotechnology companies with respect to cash compensation and the value of stock options granted. Individual compensation decisions are made with reference to progress toward goals tailored for Biogen's stage of development.

BASE SALARY AND BENEFITS

     Company philosophy is to maintain executive base salary at a competitive level sufficient to recruit individuals possessing the skills and values necessary to achieve the Company's vision and mission over the long term. Determinations of appropriate base salary levels and other compensation elements are generally made through participation in a variety of industry surveys and studies, as well as by monitoring developments in key industries such as the pharmaceutical industry. Periodic adjustments in base salary relate to competitive factors and to individual performance evaluated against pre-established objectives. Executive officers are also entitled to participate in benefit plans generally available to employees and receive executive life insurance and other benefits as described elsewhere in this Proxy Statement.

ANNUAL BONUS

     The Compensation and Management Resources Committee of the Board, in its discretion, may award bonuses to executive officers, and the Company pays bonuses based on each executive officer's achievement of his or her performance goals. The intent of the annual bonus is to motivate and reward performance of senior executives measured against distinct and clearly articulated goals and also with a view to the competitive compensation practices of the biotechnology industry. The goals vary with responsibilities and are based on individual milestones rather than overall measures of the Company's performance. In 1998, these goals included: expansion of AVONEX(R) sales into new geographic markets, achievement of certain commercial milestones with respect to AVONEX(R), approval of the Company's Research Triangle Park facility as a new site for the manufacture of AVONEX(R), achievement of certain clinical milestones with respect to the Company's key development-stage products, achievement of certain research and development milestones with respect to the Company's product pipeline and completion of key recruiting and strategic planning efforts.

STOCK OPTIONS

     Stock options are a fundamental element in the total compensation program because they emphasize long-term Company performance as measured by creation of stockholder value and foster a community of interest between stockholders and employees. Accordingly, the Company believes that the use of stock options is preferable to other forms of stock compensation such as restricted stock. Options are granted to all regular full-time employees, and particularly to key employees likely to contribute significantly to the Company. In determining the size of an option grant to an executive officer, the Company considers not only competitive factors, changes in responsibility and the executive officer's achievement of individual pre-established goals, but also the number and terms of options previously granted to the officer. In addition, the Company usually makes a significant grant of options when an executive officer joins the Company. The size of option grants to executive officers is determined by the Stock and Option Plan Administration Committee.

     Options are granted, as a matter of Company policy, at 100% of the fair market value on the date of grant. The Company generally awards options to officers on employment and at regular intervals, but other awards may be made. Some of the Company's stock option plans also provide for granting options to members of the Board of Directors and the Scientific Board. Options granted to employees generally vest over periods ranging from five to seven years after grant.

CEO COMPENSATION

     The compensation of Biogen's Chief Executive Officer reflects the Company's general compensation philosophy. James R. Tobin was Chief Executive Officer of the Company until December 1998. He was succeeded by James L. Vincent who is also the Chairman of the Board. Mr. Tobin's compensation in 1998 was not formula-based but rather was determined by the Compensation and Management Resources Committee and the Stock and Option Plan Administration Committee based on the Committees' assessment of Mr. Tobin's performance and review of data showing the compensation of Mr. Tobin's peers in the pharmaceutical industry. Mr. Tobin's performance was evaluated by the Committees by considering various factors, including the breadth of Mr. Tobin's responsibilities and progress made by the Company toward its goals as measured by the Committees' assessment of the performance of the key departments. In 1998, the Company's progress and the quality of Mr. Tobin's performance were reflected in the Company's various achievements. These achievements included maintaining the position of AVONEX(R) as the market leader in the multiple sclerosis market in the United States, achieving market leadership with AVONEX(R) in certain European countries, the launching of AVONEX(R) in several new geographic markets, progress on early stage clinical trials of several key development-stage products, and reporting record revenues, net income and earnings per share.

     In determining whether to grant Mr. Tobin options, the Compensation and Management Resources Committee and the Stock and Option Plan Administration Committee considered not only competitive factors and Mr. Tobin's performance, but also the number and terms of options previously granted. Options were granted to Mr. Tobin in 1998 in recognition of his performance. The options granted to Mr. Tobin in 1998 lapsed unvested when he resigned in December 1998.

IMPACT OF INTERNAL REVENUE CODE SECTION 162(M)

     Internal Revenue Code Section 162(m) ("Section 162(m)") precludes a public corporation from taking a deduction for compensation in excess of $1 million paid to its chief executive officer or any of its four other highest paid officers. Certain income is not subject to the limit. As a result, the Company was able to fully deduct compensation paid to its executive officers in 1998. At such time as this provision would affect the Company, the Board and Committees will assess the practical effect on executive compensation and determine what action, if any, is appropriate while maintaining the discretion to compensate its executive officers in a manner consistent with the Company's compensation policies without regard to deductibility.

COMMITTEES' ROLES

     The stock option plans for senior executives are administered by the Stock and Option Plan Administration Committee (consisting of Messrs. Morley and Buirkle) of the Board of Directors. Other compensation decisions for senior executives are made by the Compensation and Management Resources Committee or, in the case of the Chief Executive Officer, by the Board based on recommendations from that Committee.

                                      Roger H. Morley, Chairman,
                                      Compensation and Management Resources
                                      Committee
                                      Harold W. Buirkle
                                      Phillip A. Sharp
                                      James L. Vincent

           SECTION 16(a) -- BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company's officers, directors and greater-than-ten-percent stockholders are required to file reports of ownership and change of ownership with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Based solely on information provided to the Company by the individual directors and officers, the Company believes that, during the fiscal year ended December 31, 1998, all such parties complied with all applicable filing requirements except for late reporting of the following transactions: (i) re-sent filings for Harold Buirkle, Kenneth Murray, Alexander Bearn and Roger Morley to address a legibility problem in faxed copies sent in October 1998, (ii) an amended filing for Frank Burke showing an additional transaction in August 1998, (iii) late filings for Harold Buirkle (option exercise) in December 1998, Joseph M. Davie (purchase in July 1998) and Alexander Bearn (exercise and sale transactions in April and October of 1998), (iv) a late filing of Form 3 for Michael Bonney upon his becoming an executive officer.

                               PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the Company's cumulative total shareholder return on its Common Stock during a period commencing on December 31, 1993 and ending December 31, 1998 (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the Company's share price at the end and the beginning of the period; by
(ii) the share price at the beginning of the period) with the cumulative return of the Standard & Poor's 500 Stock Index and the NASDAQ Pharmaceutical Stocks Total Return Index. The NASDAQ Pharmaceutical Stocks Total Return Index, which is calculated and supplied by NASDAQ, represents all companies trading on NASDAQ under the Standard Industrial Classification (SIC) Code for pharmaceutical, including biotechnology, companies. Biogen has not paid dividends, and no dividends are included in the representation of the Company's performance. The share prices have been adjusted to reflect a two-for-one stock split effected by the Company in November 1996. The stock price performance on the graph below is not necessarily indicative of future price performance.

                                 [Line Graph]

                                                        NASDAQ PHARMACEUTICAL
                          BIOGEN            S&P 500             INDEX
                          ------            -------     ---------------------

1993                      100.0              100.0              100.0
1994                      104.7              101.4               75.3
1995                      154.2              139.5              138.0
1996                      194.3              172.0              138.5
1997                      182.4              229.6              143.0
1998                      416.2              295.7              183.0


                     AMENDMENT TO INCREASE NUMBER OF SHARES
                           OF AUTHORIZED COMMON STOCK

     On February 19, 1999, the Board of Directors unanimously approved, and is recommending to the stockholders for approval at the Meeting, an amendment to the Company's Articles of Organization to increase the number of shares of authorized Common Stock, $.01 par value per share, from 110,000,000 shares to 375,000,000 shares. If approved, the additional shares would be part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently issued and outstanding.

PURPOSE

     The principal purpose of the proposed amendment to the Articles of Organization is to create a sufficient reserve of shares of Common Stock to accomplish a proposed two-for-one stock split in the form of a stock dividend which was approved by the Board of Directors on April 16, 1999, subject to stockholder approval of this amendment, and to provide the Company with adequate flexibility in the future. If the amendment is approved, the newly authorized shares will be available for issuance by the Board of Directors, without further stockholder approval (except as may be required in a specific case by law or by NASDAQ stock market rules), to effect the stock split and for any other proper corporate purpose, which may include additional stock splits, issuance of shares pursuant to any options, warrants or other rights which may be issued in the future, issuance of shares in a public or private offering or issuance of shares in a strategic alliance, joint venture, corporate acquisition or an acquisition of property. The proposed amendment would give the Board of Directors the flexibility to act promptly when it determines that issuance of additional shares is in the best interest of the Company. The Board believes that it is prudent to have this flexibility. Except for the proposed two-for-one stock split to be effected in the form of a stock dividend, the Company currently has no arrangements or understandings with respect to the issuance of additional shares other than for corporate transactions in the ordinary course of business and pursuant to the Company's stock option and other employee benefit plans. As of April 7, 1999, 75,217,958 shares of Common Stock were issued and outstanding and an aggregate of 11,678,157 shares of Common Stock were reserved for issuance under the Company's stock option and other employee benefit plans.

STOCK SPLIT

     Since the Company does not currently have an adequate reserve of shares to effect the proposed stock split, the stock split cannot occur unless stockholders approve the proposed amendment to the Company's Articles of Organization. The Company believes that the proposed stock split is in the best interest of all stockholders because it will have the effect of placing the market price of the Company's Common Stock in a range more attractive to investors, particularly individuals. If the proposed amendment is adopted, the stock split will be effected by distributing to each stockholder of record at the close of business on June 11, 1999, a stock dividend of one share of the Company's Common Stock for each share held, payable on June 25, 1999. The Company's Common Stock is listed for trading on the NASDAQ stock market, and the Company will apply for listing on NASDAQ of the additional shares to be issued in connection with the stock split. Appropriate adjustment will also be made to the Company's stock option and other stock-based employee benefit plans to account for the stock split.

EFFECT

     Issuance of additional shares of Common Stock may, under certain circumstances, have a dilutive effect on existing stockholders. The holders of Common Stock of the Company are not entitled to preemptive rights or cumulative voting. While the proposed increase in the number of authorized shares of Common Stock is not intended to inhibit a change of control of the Company, the availability of additional shares for issuance could discourage, or make more difficult, efforts to obtain control of the Company. For example, the issuance of shares of Common Stock could possibly dilute the interest of a party interested in obtaining control of the Company or place shares in the hands of a party adverse to a change of control. The Company is not aware of any pending or threatened efforts to acquire control of the Company.

VOTE

     The affirmative vote of a majority of the outstanding shares entitled to vote at the Meeting is required to approve an amendment to the Articles of Organization. The Board of Directors believes that the amendment is advisable. THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE AMENDMENT TO THE COMPANY'S ARTICLES OF ORGANIZATION TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK FROM 110,000,000 SHARES TO 375,000,000 SHARES.

                                 MISCELLANEOUS

PROPOSALS OF STOCKHOLDERS

     To be included in the Company's proxy statement for consideration at the Annual Meeting of Stockholders to be held in 2000, stockholder proposals must be received by the Company, marked for the attention of the "Vice President-General Counsel," not later than January 24, 2000. The Company's By-laws provide that stockholders desiring to nominate persons for election to the Board of Directors or to bring any other business before the stockholders at an annual meeting must notify the Clerk of the Company in writing not less than 60 days, but not more than 90 days, prior to the meeting. If, however, the Company gives less than 70 days' notice or prior public disclosure of the date of the meeting, a stockholder's notice to be timely must be received by the tenth day following the date on which notice or public disclosure of the date of the meeting is made to stockholders.

SOLICITATION AND VOTING OF PROXIES

     The proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. Directors, officers and other employees of the Company may also solicit proxies by telephone, telegram, fax and personal solicitation. No additional compensation will be paid to any Director, officer or employee for such solicitation. The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. The Company will reimburse brokerage firms and other persons representing beneficial owners of the Company's Common Stock for their expenses in forwarding proxy material to such beneficial owners. The Company has hired D.F. King & Co., Inc. to act as its proxy solicitation agent for the Meeting at a cost of approximately $5,000.

     Stockholders of record on April 15, 1999 will be entitled to vote at the meeting on the basis of one vote for each share held. If a stockholder specifies a choice on the proxy as to how his or her shares are to be voted on a particular matter, the shares will be voted accordingly. Unless authority to vote for any of the proposals is withheld, the shares represented by the enclosed proxy will be voted for such proposals. With respect to the matters to be acted on at the Meeting, abstentions and broker non-votes will neither count for nor against the proposal to be voted upon. For all proposals, abstentions and broker non-votes will be counted toward determination of a quorum.

INCORPORATION BY REFERENCE

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the securities laws that might incorporate future filings, including this Proxy Statement, in whole or in part, the reports of the compensation and stock option committees and the performance graph included in this Proxy Statement shall not be incorporated by reference into any such filings.

OTHER MATTERS

     The Board of Directors knows of no other business which will be presented to the Meeting. If other business is properly brought before the Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

     WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL OUT, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.



                                          By order of the Board of Directors:


                                          /s/ Michael J. Astrue
                                          ----------------------------------
                                          Michael J. Astrue
                                          Clerk


Cambridge, Massachusetts
May 7, 1999

                                [Picture of Map]


                              DIRECTIONS TO BIOGEN


                          FROM LOGAN AIRPORT & BOSTON

Take Sumner Tunnel to Expressway (Rte. 93). Go up ramp for 1/4 mile following signs for Storrow Drive. Take Storrow Drive to left exit marked Kendall Square. Go across Longfellow Bridge over Charles River and follow straight. Marriott Hotel will be 1 1/2 blocks down on left...

                                   FROM "T"

Take "T" to Kendall Square/MIT stop. Walk straight up stairs...

                              FROM NORTH OR SOUTH

Rte. 93 to Storrow Drive. Take Storrow Drive to exit marked Kendall Square. Go across Longfellow Bridge over Charles River and follow straight...

                            FROM WALTHAM AND RTE. 2

Rte. 2 to Memorial Drive eastbound. (You will pass Harvard University, The B.U. Bridge, The Mass Ave. Bridge and MIT.) After passing MIT, STAY TO THE RIGHT. Take left at lights (Kendall Square) onto Binney Street. Take left at 2nd light onto Third St. Proceed to end and turn right onto Broadway...

                                FROM MASS AVE.,

Follow Mass Ave. onto Main Street. Take left onto Ames Street at Legal
Seafood...

                            FROM WEST AND MASS PIKE

Take Mass Pike to exit 18 (Cambridge/ Allston/Brighton exit). After toll, bear right (Cambridge/Somerville). Go straight across River Street Bridge. Turn right onto Memorial Drive eastbound. After passing MIT, STAY TO THE RIGHT. Take left at first set of lights (2nd Kendall Square sign) onto Binney Street. Take left at 2nd light onto Third Street. Proceed to end and turn right onto Broadway...


 NOTE: UPON REACHING KENDALL SQUARE, PLEASE REFER TO KENDALL SQUARE CAMBRIDGE
   CENTER DETAIL MAP FOR BIOGEN BUILDING LOCATIONS AND PARKING INSTRUCTIONS.

                                [BIOGEN LOGO]


                              14 CAMBRIDGE CENTER
                              CAMBRIDGE, MA 02142




                            NOTICE OF ANNUAL MEETING
                              AND PROXY STATEMENT



                                  MEETING DATE
                                 JUNE 11, 1999

                                  BIOGEN, INC.

                               PROXY SOLICITED BY
                     THE BOARD OF DIRECTORS OF BIOGEN, INC.
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 11, 1999

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, dated May 7, 1999, and does hereby appoint James L. Vincent, James C. Mullen, and Michael J. Astrue, and each of them, proxies of the undersigned with all the powers the undersigned would possess if personally present and with full power of substitution in each of them, to appear and vote all shares of Common Stock of Biogen, Inc., a Massachusetts corporation, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on June 11, 1999 at 10:00 a.m. at the Company's offices located at 12 Cambridge Center, Cambridge, MA 02142.

     The shares represented hereby will be voted as directed herein. IN EACH CASE IF NO DIRECTION IS INDICATED, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF EACH OF THE NAMED NOMINEES AS A DIRECTOR AND FOR PROPOSALS 2 AND 3 BELOW. AS TO ANY OTHER MATTER, SAID PROXY HOLDERS WILL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT. THIS PROXY MAY BE REVOKED IN WRITING AT ANY TIME PRIOR TO THE VOTING THEREOF.

PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please date and sign exactly as name appears on this card. Joint owners should each sign. Please give full title when signing as executor, administrator, trustee, attorney, guardian for a minor, etc. Signatures for corporations and partnerships should be in the corporate or firm name by a duly authorized person.

HAS YOUR ADDRESS CHANGED?                              DO YOU HAVE ANY COMMENTS?

_________________________                              _________________________
_________________________                              _________________________
_________________________                              _________________________

 X      PLEASE MARK VOTES AS IN THIS EXAMPLE
---

1. Election of Directors

/ / FOR nominees listed below   / / WITHHOLD AUTHORITY        / / FOR ALL EXCEPT

NOMINEES: Thomas F. Keller, Roger H. Morley, James C. Mullen, Phillip A. Sharp for a three- year term ending at the Annual Meeting of Stockholders in 2002 and until their successors are duly elected and qualified or their earlier resignation or removal.

Note: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).

 2. To ratify the selection by the Company's Board of Directors of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 1999.

     / / FOR                 / / AGAINST                / / ABSTAIN

3. To approve an amendment to the Company's Articles of Organization to increase the number of authorized shares of Common Stock from 110,000,000 shares to 375,000,000 shares.

    / / FOR                 / / AGAINST                / / ABSTAIN


In their discretion, the proxies are also authorized to vote upon such other matters as may properly come before the meeting.


                  MARK                                MARK HERE
                  HERE FOR                            IF YOU PLAN
                  ADDRESS      / /                     TO ATTEND      / /
                  CHANGE                              THE MEETING

Record date shares:

Please be sure to sign and date this Proxy.

                           Date: ___________________________, 1999


                           _______________________________________
                                             Signature

                           _______________________________________
                                             Signature